Exhibit 99.1

Bruce Edwards Elected Chairman of Greif, Inc. Board of Directors; Greif Announces Election of New Board Member and Other Changes
Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today the election of Bruce Edwards, former Global Chief Executive Officer DHL Supply Chain, as Chairman of the Board of Directors of Greif. Bruce has served on the Board of Directors since 2006, most recently as Chair of the Audit Committee. His extensive global operating experience, deep knowledge of global supply chains, and overall counsel have been an invaluable part of the continued success of Greif. We thank Bruce for his continued service and look forward to his leadership as Chairman.
Pete Watson has retired as a director and Chairman of the Board of Directors at Greif in accordance with his planned transition from Chief Executive Officer. Greif would like to thank Pete for his unparalleled vision and servant leadership. Under Pete's direction, Greif firmly solidified its position as a customer service leader in the packaging industry, enabling the broadening of our vision under Ole Rosgaard to be the best performing customer service company in the world. We thank Pete for his tireless efforts both as Chief Executive Officer and Chairman of the Board.

John Finn has also retired from the Board. John has served on the Board for 15 years, and Greif thanks John for his excellent support, wisdom and counsel.

Additionally, Greif announced today that Frank Miller, Partner at Baker & Hostetler LLP, was elected to the Board. Prior to rejoining that firm, Frank served for 10 years as senior counsel for Kaiser Permanente in Oakland, California.

Greif also announced the resignation of Roel Vestjens from the Board.

About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: to be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, jerrycans and other small plastics, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 35 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.
Investor Contact:

Matt Leahy, Vice President, Corporate Development & Investor Relations, 740-549-6158. Matthew.leahy@greif.com

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